Exhibit 99.2

Contact:

Lori Steiner

(614) 356-5524

Dominion Homes Chairman and CEO to Assume the Duties of President;

Financial Officer to Assume Duties as Chief Operating Officer

DUBLIN, Ohio – December 20, 2007 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced that the Board of Directors has appointed Douglas G. Borror to serve as President and William G. Cornely to serve as Chief Operating Officer. Both appointments are effective as of December 31, 2007. Jeffrey Croft, who currently serves as President and Chief Operating Officer, is leaving the Company at the end of the year to pursue other interests.

“Dominion Homes remains committed to our long-term success and I am personally committed to taking a more active role in the Company’s day-to-day operations,” said Borror. “We thank Jeff for his efforts and contributions during this extremely tumultuous time in the housing industry.”

In addition to their new responsibilities, Mr. Borror will continue to serve as the Company’s Chairman and Chief Executive Officer and Mr. Cornely will continue to serve as Executive Vice President of Finance and Chief Financial Officer.

Founded in 1952, Dominion Homes offers exceptional homes for every lifestyle, taste and budget. The Company uses high-quality materials and construction methods that exceed industry building practices. With headquarters in Dublin, Ohio, Dominion Homes has communities in Columbus, Ohio and Greater Louisville and Lexington, Kentucky. Dominion has seven different home collections – Tradition, Celebration, Independence, Founders, Metropolitan, Patriot and Grand Reserve – offering many different floor plans, elevations, features and options. The Company believes that building homes goes beyond structure; it is about customer experience, or as Dominion Homes says it: It’s Your Home. For more information visit www.dominionhomes.com.

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